Exhibit 5.8

50 West Liberty Street Suite 750 Reno, Nevada 89501 Telephone 775.323.1601 Facsimile 775.348.7250

April 19, 2012

Kinross Gold Corporation

25 York Street, 17th Floor

Toronto, Ontario, Canada M5J 2V5

Re:                             Kinross Gold U.S.A., Inc.

Ladies and Gentlemen:

We have acted as special Nevada counsel to Kinross Gold U.S.A., Inc., a Nevada corporation (the “Company”), in connection with the issuance by Kinross Gold Corporation (“Kinross”) of $250,000,000 aggregate principal amount of 3.625% Notes due 2016 (the “New 2016 Notes”), $500,000,000 aggregate principal amount of 5.125% Notes due 2021 (the “New 2021 Notes”) and $250,000,000 aggregate principal amount of 6.875% Notes due 2041 (the “New 2041 Notes” and together with the New 2016 Notes and the New 2021 Notes, the “New Notes”).  The New Notes will be unconditionally guaranteed by the Company (the “Guarantees”).

We understand that Kinross intends to offer to exchange the New Notes and the Guarantees for an equivalent principal amount of its outstanding notes, pursuant to an exchange offer registered with the United States Securities and Exchange Commission (“SEC”).  The New Notes will be issued pursuant to an indenture (the “Indenture”) dated as of August 22, 2011 among Kinross, certain subsidiaries of Kinross, including the Company, as guarantors and Wells Fargo Bank, National Association, as trustee.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Indenture, the Guarantees and a certificate of an officer of the Company (the “Officer’s Certificate”) and exhibits thereto.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the legal capacity of all natural persons signing or delivering any instrument, the genuineness of all signatures, the authority of all persons signing the Indenture and the Guarantees on behalf of the parties thereto (other than the Company), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, certified, attachments to electronic messages or otherwise.

As to factual matters, we have relied, without any independent investigation or verification, on the representations and warranties contained in the Indenture, the Guarantees and the Officer’s Certificate. For the purposes of our opinion in paragraph 1 below, we have relied exclusively upon a Certificate of Good Standing dated April 17, 2012 issued by the Secretary of State of Nevada.

For the purposes of this opinion we have also assumed, without any independent investigation, that each of the parties (other than the Company) to the Indenture and to the Guarantees is duly organized, validly existing and in good standing in their respective jurisdictions of organization, have the power, corporate or other, to enter into and perform all actions thereunder, and that each such party has been duly authorized by all requisite action, corporate or other, to execute and deliver the Indenture and the Guarantees, and that the Indenture and the Guarantees are such other parties’ legal, valid and binding obligations enforceable against such parties in accordance with their terms.

Based and relying upon the foregoing, and subject to the qualifications and limitations hereinafter expressed, we are of the opinion that:

1.                                       The Company is duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

2.                                       The Indenture has been duly authorized by all necessary corporate action on the part of the Company and, to the extent such execution and delivery are matters governed by the laws of the State of Nevada, duly executed and delivered by the Company.

3.                                       The Guarantees have been duly authorized by all necessary corporate action on the part of the Company.

4.                                       The execution, delivery and performance by the Company of the Indenture and the Guarantees do not and will not violate the laws of the State of Nevada or the Articles of Incorporation or By-laws of the Company.

The opinions expressed above are predicated upon, limited by and subject to the following limitations, assumptions and qualifications in addition to those set forth elsewhere herein:

(a)                                  This opinion is limited to matters involving the laws of the State of Nevada in effect as of the date of this opinion, and we do not express any opinion as to the laws of any other jurisdiction and have no responsibility to advise you of changes in laws or regulations which may hereafter come to our attention.

Without limiting the foregoing, we advise you that we have not reviewed local ordinances of municipalities and counties located in the State of Nevada for the purposes of rendering this opinion.

(b)                                 The opinions expressed herein do not address any of the following legal issues:  (i) fraudulent transfer and fraudulent conveyance laws; (ii) securities and tax laws and regulations; (iii) patent, copyright and trademark and other intellectual property laws and regulations; (iv) racketeering laws and regulations; (v) labor laws and regulations including, but not limited to, the Employee Retirement Income Security Act; (vi) laws, regulations and policies concerning national and local emergency or criminal and civil forfeiture laws; (vii) statutes of general application to the extent they provide for criminal prosecution; (viii) antitrust laws; and (ix) claims against any government or governmental agency (including without limitation, the United States of America or any state thereof or any agency or department of the United States of America or state thereof).

This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly set forth herein. This opinion is being delivered to you for your use only in connection with the filing of a Registration Statement (the “Registration Statement”) with respect to the New Notes and the Guarantees with the SEC and may not be relied upon by any person other than you and the law firm of Sullivan & Cromwell LLP for purposes of the opinion to be delivered by such firm in connection with the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Notes and Guarantees” in the prospectus that forms part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

/s/ Parsons Behle & Latimer